STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this "Agreement"), dated as of November 25, 2022, is entered into between Travelzoo, a Delaware corporation (the "Company"), and Azzurro Capital Inc., a company organized under the laws of the Cayman Islands (the "Investor").
Recitals
WHEREAS, as of the date hereof, the Investor and its affiliates are the Company’s largest shareholders, holding 36.26% of the Company’s outstanding common stock in the aggregate;
WHEREAS, a Special Committee of the Board of Directors of the Company (the "Special Committee"), comprised solely of independent directors, with the advice of independent legal counsel and independent financial advisors, has deemed it advisable and in the best interests of the Company and its stockholders to authorize the issuance and sale of 3,410,000 shares of common stock (the "Shares") to the Investor, subject to the terms and conditions herein, including approval of the stockholders of the Company; and
WHEREAS, in exchange for the Shares, the Investor shall provide consideration comprised of cash, a Promissory Note and shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation ("MTE").
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" has the meaning set forth in the preamble.
"Ancillary Documents" means the Merger Agreement and any ancillary documents related thereto, including the Certificate of Merger (as defined in the Merger Agreement) and the Promissory Note, and any other agreements ancillary to this Agreement.
"Annual Financial Statements" has the meaning set forth in Section 5.06.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.
"Cash Purchase Price" has the meaning set forth in Section 2.02(a).
"Closing" has the meaning set forth in Section 2.05.
"Closing Date" has the meaning set forth in Section 2.05.
"Closing Issuance Price" has the meaning set forth in Section 2.04.
"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" has the meaning set forth in Section 3.02.
"Company" has the meaning set forth in the recitals.
"Company Board Recommendation" has the meaning set forth in Section 3.03(b).
"Company Charter Documents" has the meaning set forth in Section 3.04.
"Company SEC Documents" has the meaning set forth in Section 3.06.
"Confidentiality Agreement" means the Confidentiality Agreement, entered into as of November 24, 2021, between the Investor and the Company.
"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
"Direct Claim" has the meaning set forth in Section 10.04(c).
"Disclosure Schedules" means the Disclosure Schedules delivered by the Investor and MTE concurrently with the execution and delivery of this Agreement.
"Dollars or $" means the lawful currency of the United States.
"Downward Adjustment Trigger" has the meaning set forth in Section 2.04(b).
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"Filing Deadline" has the meaning set forth in Section 6.01(a).
"Financial Advisor" means the independent financial advisor to the Special Committee, Stout Risius and Ross, LLC.
"Financial Statements" has the meaning set forth in Section 6.06.
"Form S-1 Shelf" has the meaning set forth in Section 6.01(a).
"Form S-3 Shelf" has the meaning set forth in Section 6.01(a).
"Fraud" means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE III, ARTICLE IV or ARTICLE V, made by such party, (a) with respect to the Company, to the Company's actual knowledge, (b) with respect to the Investor, to the Investor's actual knowledge, or (c) with respect to MTE, to MTE’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Indebtedness" means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
"Indemnified Party" has the meaning set forth in Section 10.04.
"Indemnifying Party" has the meaning set forth in Section 10.04.
"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.
"Interim Balance Sheet" has the meaning set forth in Section 5.06.
"Interim Balance Sheet Date" has the meaning set forth in Section 5.06.
"Interim Financial Statements" has the meaning set forth in Section 5.06.
"Interruption Period" has the meaning set forth in Section 6.02(c).
"Investor" has the meaning set forth in the preamble.
"Investor Charter Documents" has the meaning set forth in Section 4.03.
"Issuance Price" means $5.88 (representing the 15 day volume weighted average price per share of the Company’s common stock immediately prior to the date of this Agreement).
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Losses" means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party; provided, further, that “Losses” shall include any amounts attributable to any inability by the Company to utilize the NOLs as a result of a breach of representation of Investor or MTE contained herein.
"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or MTE, as applicable, or (b) the ability of the Company or MTE, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or MTE, as applicable, operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.04; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or MTE, as applicable, compared to other participants in the industries in which the Company or MTE, as applicable, conducts its businesses.
"Material Contracts" has the meaning set forth in Section 5.09(a).
"Merger" means the merger of MTE with and into a subsidiary of the Company, as set forth in further detail in the Merger Agreement;
"Merger Agreement" means that certain form of merger agreement pursuant to which MTE will be merged with and into a wholly owned subsidiary of the Company, in the form attached as Exhibit A.
"MNPI" has the meaning set forth in Section 4.05(c).
"MTE" has the meaning set forth in the recitals.
"MTE Common Stock" means the common stock, par value $0.01 per share, of MTE.
"MTE Intellectual Property" means all Intellectual Property that is owned or held for use by the Company.
"MTE IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which MTE is a party, beneficiary or otherwise bound.
"MTE IP Registrations" means all MTE Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
"Nasdaq" means the Nasdaq Stock Market.
"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
"Permitted Encumbrances" has the meaning set forth in Section 5.10.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
"Post-Closing Taxes" means Taxes of MTE for any Post-Closing Tax Period.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
"Pre-Closing Taxes" means Taxes of MTE for any Pre-Closing Tax Period.
"Private Placement" means the purchase by Investor of the Shares for the Purchase Price on the terms reflected in this Agreement.
“Promissory Note” means that certain promissory note issued by the Investor pursuant to this Agreement in the form attached hereto as Exhibit B.
"Purchase Price" has the meaning set forth in Section 2.02.
"Registrable Securities" means the Shares issued in the Private Placement; provided that any such shares shall cease to constitute "Registrable Securities" upon the earliest to occur of (i) the date on which such shares are disposed of pursuant to an effective Registration Statement under the Securities Act or pursuant to Rule 144 (or any similar provisions then in force) of the Securities Act, (ii) the date on which such shares cease to be outstanding, (iii) the date on which such shares have been transferred in a transaction in which the Investors’ rights under this Agreement are not assigned in accordance with the terms of this Agreement to the transferee of such shares, (iv) that date that such shares are freely saleable under Rule 144 (or any similar provisions then in force), and (v) the third anniversary of the date hereof.
"Real Property" means the real property leased or subleased by MTE, together with all buildings, structures and facilities located thereon.
"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Requisite Company Vote" has the meaning set forth in Section 3.03(a).
"Resignation Letter” means a letter of resignation from Mr. Ralph Bartel, whereby Mr. Bartel agrees to resign as a director and Chairman of the Board of the Company for so long as the Promissory Note and any payments due thereunder remain outstanding.
"S-1 Shelf Filing Deadline" has the meaning set forth in Section 6.01(a).
"S-3 Shelf Filing Deadline" has the meaning set forth in Section 6.01(a).
"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.
"Shareholder Loans" means the shareholder loans between Investor and MTE and Ralph Bartel and MTE, respectively.
"Shares" has the meaning set forth in the recitals.
"Shelf Period" has the meaning set forth in 6.01(c).
"Shelf Registration Statement" has the meaning set forth in Section 6.01(a).
"Shelf Registration Statement Amendment" has the meaning set forth in Section 6.01(b).
"Special Committee" has the meaning set forth in the recitals.
"Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Return" means any return, declaration, report, claim or refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Third Party Claim" has the meaning set forth in Section 10.04(a).
"Upward Adjustment Trigger" has the meaning set forth in Section 2.04(a).
ARTICLE II
Purchase and sale
Section 2.01    Purchase and Sale; Private Placement. On and subject to the terms and conditions set forth herein, at the Closing, the Investor agrees to purchase, and the Company agrees to issue and sell to the Investor, the Shares at a price per share equal to the Issuance Price, which aggregate Issuance Price shall be paid by the Investor in accordance with Section 2.02. The offer and sale of the Shares purchased in the Private Placement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act.
Section 2.02    Purchase Price. The aggregate purchase price for the issuance of the Shares shall be $19,982,600 (NINETEEN MILLION NINE HUNDRED EIGHTY TWO THOUSAND SIX HUNDRED DOLLARS (the "Purchase Price"), which shall be paid by the Investor as follows:
(a)    $10,000,000 (TEN MILLION DOLLARS), or at Investor’s option, a lesser amount but in no event less than $2,000,000 (TWO MILLION DOLLARS), in cash (such amount, the "Cash Purchase Price");

(b)    If the Investor elects for the Cash Purchase Price to be less than $10,000,000, then a Promissory Note with an original principal amount equal to the difference between $10,000,000 and the Cash Purchase Price; provided, that, for the avoidance of doubt, if the Investor pays the full $10,000,000 of the Cash Purchase Price at the Closing, then no Promissory Note is required as part of the Purchase Price; and
(c)    all of the outstanding capital stock of MTE, free and clear of all Encumbrances.
Section 2.03    Transactions to be Effected at the Closing.
(a)    At the Closing, the Investor shall deliver (or cause to be delivered) to the Company:
(i)    the Cash Purchase Price, by wire transfer of immediately available funds to an account designated in writing by the Company to Investor;
(ii)    the Promissory Note, if applicable, duly executed by Investor;
(iii)    if the Promissory Note is included as part of the Purchase Price, the Resignation Letter, duly executed by Mr. Ralph Bartel;
(iv)    a copy of the Merger Agreement and any documents contemplated thereby or related thereto, duly executed by MTE or the Investor, as applicable;
(v)    a certificate by a duly authorized officer as to the matters set forth in Sections 9.03(a)-(c); and
(vi)    all other agreements, documents, instruments or certificates required to be delivered by the Investor at or prior to the Closing pursuant to Section 9.02of this Agreement.
(b)    At the Closing, the Company shall deliver to Investor:
(i)    evidence of book-entry issuance of the Shares to the Investor, upon receipt of the Cash Purchase Price and Promissory Note, if applicable, and consummation of the Merger, delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company;
(ii)    a copy of the Merger Agreement and any documents contemplated thereby or related thereto duly executed by the Company; and
(iii)    all other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.03 of this Agreement.
Section 2.04    Purchase Price Adjustment.
(a)    On the Closing Date, the Purchase Price shall be adjusted upwards if the average Nasdaq closing stock price of the Company during the period between the date of this Agreement and the Closing Date increases by ten percent (10%) or more of the Issuance Price for a consecutive 15 Business Day or more period (the "Upward Adjustment Trigger"). In the event of the Upward Adjustment Trigger, the Issuance Price shall be increased to the Closing Issuance Price (as defined below), which increase shall result in a corresponding increase in the aggregate Purchase Price. Unless otherwise agreed by the Parties, the Purchase Price shall be adjusted pursuant to this Section 2.04(a) by increasing the amount of principal and collateral of the Promissory Note. For purposes hereof, the "Closing Issuance Price" shall be calculated as follows: the value weighted average of the Nasdaq closing stock price of the Company during the 15-day period prior to Closing.
(b)    On the Closing Date, the Purchase Price shall be adjusted downwards if the average Nasdaq closing stock price of the Company during the period between the date of this Agreement and the Closing Date decreases by ten percent (10%) or more of the Issuance Price, for a consecutive 15 Business Day or more period (the “Downward Adjustment Trigger"). In the event of the Downward Adjustment Trigger, the Issuance Price shall be decreased to the Closing Issuance Price, which decrease shall result in a corresponding decrease in the aggregate Purchase Price. Unless otherwise agreed by the Parties, the Purchase Price shall be adjusted pursuant to this Section 2.04(b) by decreasing the amount of principal and collateral of the Promissory Note.
Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the Private Placement and transactions related thereto as contemplated hereby shall take place at a closing (the "Closing"), no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and the Investor may mutually agree upon in writing (the day on which the Closing takes place being, the "Closing Date").
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents (excluding in each case any disclosures set forth in the risk factors or "forward-looking statements" section of such Company SEC Documents, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company hereby represents and warrants to the Investor (unless otherwise set forth herein, as of the date hereof) as set forth below:
Section 3.01    Organization and Qualification. The Company has been incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware, has the corporate power and authority to own, lease or operate its property and to conduct its business in which it is currently engaged and presently proposes to engage and is qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that any such failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or the Company’s ability to perform its obligations under this Agreement.
Section 3.02    Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), of which 13,094,738 shares are issued, 12,399,709 shares are outstanding and 3,410,000 shares constitute the Shares to be issued pursuant to this Agreement. All of the Shares have been duly authorized and will, at the Closing, be validly issued, fully paid and non-assessable, and free and clear of all Encumbrances.
Section 3.03    Authority; Board Approval.
(a)    The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of the majority of shares present in person or represented by proxy at a shareholder meeting with a proper quorum and entitled to vote on the matter s ("Requisite Company Vote"), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Private Placement and the Merger and the other transactions contemplated hereby and thereby, subject only to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Private Placement and the Merger and consummate the Private Placement and the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.
(b)    The Special Committee, by resolutions duly adopted by unanimous vote at a meeting of all independent directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Merger Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) approved and declared advisable the transactions contemplated by this Agreement, including the Private Placement; (iv) directed that this Agreement, the Merger Agreement and all Ancillary Agreements be submitted to the stockholders of the Company for adoption, and (v) resolved to recommend that the stockholders of the Company adopt this Agreement, the Merger Agreement and all Ancillary Agreements (collectively, the "Company Board Recommendation") and directed that such matter be submitted for consideration of the stockholders of the Company.
Section 3.04    No Conflict. Neither the offer and sale of the Shares as part of the Private Placement nor the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement or the transactions contemplated hereby will conflict with, result in a violation of or default under, or the imposition of any Encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to the Articles of Incorporation or other organizational documents, each as amended, of the Company or any Subsidiary of the Company (the "Company Charter Documents").
Section 3.05    Issuance; Valid Issuance. The Shares to be issued in connection with the consummation of the Private Placement and pursuant to the terms of this Agreement will, when issued and delivered at the Closing, be duly authorized by all necessary corporate action on the part of the Company and validly issued and shall be fully paid and non-assessable, and such Shares will be free and clear of all Transfer Taxes and Encumbrances (other than transfer restrictions imposed hereunder, under the Articles of Incorporation or by applicable Law). Assuming the accuracy of the representations and warranties of the Investor set forth in Article IV, the issuance and sale of such Shares to the Investor in the manner contemplated by this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.
Section 3.06    Compliance with SEC Filings. The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since 2001 (all such documents together with all other forms, documents and reports filed or furnished by the Company with the SEC, including the exhibits thereto and documents incorporated by reference therein, and together with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 in substantially the form and substance provided to the Investor prior to the execution and delivery of this Agreement, the "Company SEC Documents"). As of their respective SEC filing dates or, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 3.07    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Shares, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to such Investor or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Private Placement or any other transactions or potential transactions involving the Company and the Investor.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
The Investor hereby represents and warrants to the Company (unless otherwise set forth herein) as set forth below:
Section 4.01    Organization and Qualification of the Investor. The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has full corporate power and authority to own and freely transfer and dispose of part or all of its holdings in shares of common stock of the Company.
Section 4.02    Authority; Board Approval.
(a)    The Investor has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Investor of this Agreement and any Ancillary Document to which it is a party and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Investor and no other corporate proceedings on the part of the Investor are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Private Placement, the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms. When each Ancillary Document to which the Investor is or will be a party has been duly executed and delivered by the Investor (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Investor enforceable against it in accordance with its terms.
(b)    The Investor’s Board of Directors (or equivalent governing body), by resolutions duly adopted by unanimous vote at a meeting of all directors (or equivalent functions) of the Investor duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, are fair to, and in the best interests of, the stockholders of the Investor, (ii) approved and declared advisable the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement, the Merger Agreement and all Ancillary Agreements be submitted to the stockholders of the Investor for adoption, and (iv) resolved to recommend that the stockholders of the Investor adopt this Agreement, the Merger Agreement and all Ancillary Agreements and directed that such matter be submitted for consideration of the stockholders of the Investor.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by the Investor of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Private Placement and the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Investor ("Investor Charter Documents"); or (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Investor. Subject to Section 4.02, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Investor in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of certain of the Ancillary Documents with the Secretary of State of Delaware and the Department of State of the State of New York, as applicable.
Section 4.04    Investment Purpose. The Investor is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Investor acknowledges that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Investor is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.05    Sophistication; Investigation.
(a)    Subject to the Company’s obligations pursuant to Sections 6.01 and 6.02, the Investor acknowledges that the Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Investor (i) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (ii) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters in investments of this type such that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iii) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares and (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Shares, and to protect its own interest in connection with such investment. The Investor is an "accredited investor" within the meaning of Rule 501(a) of the Securities Act and/or a "qualified institutional buyer" within the meaning of Rule 144A of the Securities Act. The Investor understands and is able to bear any economic risks associated with its investment in the Shares (including the necessity of holding such shares for an indefinite period of time and including an entire loss of its investment in the Shares). The Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and the Investor has independently evaluated the merits and risks of its decision to enter into this Agreement, is consummating the transactions contemplated by this Agreement with a full understanding, based exclusively on its own independent review, investigation and analysis, of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks, and disclaims reliance on any representations or warranties (except for the representations and warranties expressly set forth in Article III), either expressed or implied, by or on behalf of the Company.
(b)    The Investor acknowledges and understands that the Company has not been requested to provide, and has not provided, the Investor with any advice with respect to the Shares, and such advice is neither necessary nor desired. The Investor agrees that it is not relying on any investigation of any advisor to the Company and any advisor to the Company shall have no liability to the Investor in connection with the Private Placement for Shares.
(c)    The Investor acknowledges and understands that (i) the Company and its advisors may possess material nonpublic information ("MNPI") regarding the Company or its Subsidiaries not known to the Investor that may impact the value of the Shares and (ii) the Company is not disclosing such information to the Investor at the Investor’s request. The Investor understands, based on its experience, the disadvantage to which the Investor is subject due to the disparity of information between the Company and its advisors, on the one hand and the Investor on the other hand. Notwithstanding such disparity, the Investor has deemed it appropriate to enter into this Agreement and to consummate transactions contemplated hereby. Accordingly, except in the case of Fraud, the Investor agrees that the Company and its advisors shall have no liability to the Investor whatsoever due to or in connection with the Company’s use or non-disclosure of MNPI regarding the Company not known to the Investor.
Section 4.06    Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, directly or indirectly executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that such the Investor first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms, which terms include definitive pricing terms, of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).
Section 4.07    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor.
Section 4.08    Sufficiency of Funds. The Investor has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.09    No Other Representations or Warranties. Except for the representations and warranties made in this Article IV, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor, is Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MTE

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Investor and MTE represent and warrant to the Company as set forth below:
Section 5.01    Organization and Qualification of MTE. MTE is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Disclosure Schedules sets forth each jurisdiction other than New York in which MTE is licensed or qualified to do business, and MTE is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure of such qualification would not have a Material Adverse Effect.
Section 5.02    Authority; Board Approval.
(a)    MTE has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Investor, its sole shareholder, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MTE of this Agreement and any Ancillary Document to which it is a party and the consummation by MTE of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of MTE and no other corporate proceedings on the part of MTE are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the approval of the Investor as sole shareholder of MTE. The vote of the Investor is the only vote or consent of the holders of any class or series of MTE's capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by MTE, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of MTE enforceable against MTE in accordance with its terms. When each Ancillary Document to which MTE is or will be a party has been duly executed and delivered by MTE (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of MTE enforceable against it in accordance with its terms.
(b)    The MTE Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of MTE duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the stockholders of MTE, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the Merger Agreement be submitted to the stockholders of MTE for adoption, and (iv) resolved to recommend that the stockholders of MTE adopt the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of MTE.
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by MTE of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of MTE ("MTE Charter Documents"); (ii) subject to Section 5.02, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to MTE; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which MTE is a party or by which MTE is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of MTE; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of MTE. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to MTE in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of certain of the Ancillary Documents with the Secretary of State of Delaware and the Department of State of the State of New York.
Section 5.04    Capitalization.
(a)    The authorized capital stock of MTE consists of 5,000,000 shares, of which 1,238,000 shares are issued and outstanding as of the date hereof. The Investor is the registered and beneficial owner of all outstanding shares. The shares are certificated and all certificates are held by the Investor. MTE has no classes of capital stock other than MTE Common Stock. Except as set forth on Section 5.04 of the Disclosure Schedules, MTE has no outstanding of capital stock or other equity securities.
(b)    No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of MTE is authorized or outstanding, and there is no commitment by MTE to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of MTE or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of MTE Common Stock.
(c)    All issued and outstanding shares of MTE Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, MTE Charter Documents or any agreement to which MTE is a party; and (iii) free of any Encumbrances created by MTE in respect thereof. All issued and outstanding shares of MTE Common Stock were issued in compliance with applicable Law.
(d)    No outstanding MTE Common Stock is subject to vesting or forfeiture rights or repurchase by MTE. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to MTE or any of its securities.
(e)    All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of MTE were undertaken in compliance with MTE Charter Documents then in effect, any agreement to which MTE then was a party and in compliance with applicable Law.
(f)    MTE does not hold any capital stock or other equity securities of any other entity.
Section 5.05    No Subsidiaries. MTE does not own or have any interest in any shares or have an ownership interest in any other Person.
Section 5.06    Financial Statements. Complete copies of MTE's financial statements consisting of the balance sheet of MTE as at December 31, 2021 in each of the years 2020, 2019 and 2018 and the related statements of income and retained earnings, and stockholders' equity for the years then ended (the "Annual Financial Statements"), and financial statements consisting of the balance sheet of MTE as at September 30, 2022 and the related statements of income and retained earnings, and stockholders' equity for the nine-month period then ended (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements") have been delivered to the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of MTE, and fairly present in all material respects the financial condition of MTE as of the respective dates they were prepared and the results of the operations of MTE for the periods indicated. The balance sheet of MTE as of September 30, 2022 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". MTE maintains a standard system of accounting established and administered in accordance with GAAP.
Section 5.07    Undisclosed Liabilities. MTE has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Except as set forth on Section 5.07 of the Disclosure Schedules, there is no outstanding Indebtedness.
Section 5.08    Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to MTE, any:
(a)    event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    amendment of the MTE Charter Documents;
(c)    split, combination or reclassification of any shares of its capital stock;
(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)    material change in any method of accounting or accounting practice of MTE, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)    material change in MTE's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)    entry into any Contract that would constitute a Material Contract;
(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;
(k)    transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in MTE Intellectual Property;
(m)    material damage, destruction or loss (whether or not covered by insurance) to its property;
(n)    any capital investment in, or any loan to, any other Person;
(o)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which MTE is a party or by which it is bound;
(p)    any material capital expenditures;
(q)    imposition of any Encumbrance upon any of MTE properties, capital stock or assets, tangible or intangible;
(r)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(s)    hiring or promoting any person;
(t)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;
(v)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)    except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or
(z)    action by MTE to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period; or

(aa)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 5.09    Material Contracts.
(a)    Section 5.09(a) of the Disclosure Schedules lists each of the following Contracts of MTE (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 5.10 of the Disclosure Schedules and all Company IP Agreements set forth in Section 5.12(b) of the Disclosure Schedules, being "Material Contracts"):
(i)    each Contract of MTE involving aggregate consideration in excess of $20,000;
(ii)    all Contracts that require MTE to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;
(iii)    all Contracts that provide for the indemnification by MTE of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which MTE is a party;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which MTE is a party;
(vii)    all leases for leased Real Property or Contracts with leasehold interests or lease payments owed by or owing to MTE;
(viii)     except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of MTE;
(ix)    all Contracts that limit or purport to limit the ability of MTE to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    any Contracts to which MTE is a party that provide for any joint venture, partnership or similar arrangement by MTE;
(xi)    all collective bargaining agreements or Contracts with any Union to which MTE is a party; and
(xii)    all other Contracts that are material to MTE and not previously disclosed pursuant to this Section 5.09(a).
(b)    Each Material Contract is valid and binding on MTE in accordance with its terms and is in full force and effect. None of MTE or, to MTE's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.
Section 5.10    Title to Assets; Real Property.
(a)    MTE does not own or lease any Real Property.
(b)    MTE has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):
(i)    those items set forth in Section 5.10(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable;
(iii)    mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of MTE; or
(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of MTE.
Section 5.11    Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of MTE are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are currently being used, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 5.12    Intellectual Property.
(a)    Section 5.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all MTE IP Registrations (ii) all unregistered Trademarks included in MTE Intellectual Property; and (iv) all other MTE Intellectual Property used or held for use in MTE's business as currently conducted.
(b)    Section 5.12(b) of the Disclosure Schedules contains a correct, current and complete list of all MTE IP Agreements, separately identifying MTE IP Agreements: (i) under which MTE is a licensor or otherwise grants to any Person any right or interest relating to any MTE Intellectual Property; (ii) under which MTE is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to MTE's ownership or use of Intellectual Property. MTE has provided the Company with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all MTE IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each MTE IP Agreement is valid and binding on MTE in accordance with its terms and is in full force and effect. Neither MTE nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any MTE IP Agreement.
(c)    MTE is the sole and exclusive legal and beneficial owner, or has a valid license to use all Intellectual Property used or held for use in or necessary for the conduct of MTE's business as currently conducted, in each case, free and clear of Encumbrances other than

Permitted Encumbrances. MTE has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with MTE.
(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, MTE's right to own or use any Company Intellectual Property or Licensed Intellectual Property.
(e)    All of MTE Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. MTE has taken all necessary steps to maintain and enforce MTE Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in MTE Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(f)    The conduct of MTE's business as currently and formerly conducted a, including the use of MTE Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of MTE have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.
(g)    There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by MTE of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or MTE's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by MTE or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of MTE Intellectual Property or such Licensed Intellectual Property. MTE is not aware of any facts or circumstances that would reasonably be expected to give rise to such Action. MTE is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.
(h)    MTE has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of MTE's business. In the past five (5) years, MTE has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning MTE's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to MTE's knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action.
Section 5.13    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to MTE's Knowledge, threatened (a) against or by MTE affecting any of its properties or assets; or (b) against or by MTE that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting MTE or any of its properties or assets.
Section 5.14    Compliance With Laws. MTE has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.
Section 5.15    Employment Matters.
(a)    Section 5.15(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of MTE as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of MTE for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of MTE with respect to any compensation, commissions, bonuses or fees.
(b)    MTE is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been, any Union representing or purporting to represent any employee of MTE. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting MTE or any of its employees. MTE has no duty to bargain with any Union.
(c)    MTE is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of MTE, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by MTE as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of MTE classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. MTE is in compliance in all material respects with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against MTE pending, or to MTE's knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of MTE, including, without limitation, any charge or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.
Section 5.16    Taxes.
(a)    All Tax Returns required to be filed on or before the Closing Date by or with respect to MTE have been, or will be, duly and timely filed. Such Tax Returns are, or will be,

true, complete and correct in all material respects. All Taxes due and owing by MTE (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    MTE has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No claim has been made by any taxing authority in any jurisdiction where MTE does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of MTE.
(e)    The amount of MTE's Liability for unpaid Taxes for all periods ending on or before December 31, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of MTE's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of MTE (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)    Section 5.16(f) of the Disclosure Schedules sets forth:
(i)    the taxable years of MTE as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)    those years for which examinations by the taxing authorities have been completed; and
(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.
(g)    All deficiencies asserted, or assessments made, against MTE as a result of any examinations by any taxing authority have been fully paid.
(h)    MTE is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)    MTE has delivered to the Company copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, MTE for all Tax periods ending after December 31, 2021.
(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of MTE.
(k)    MTE is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to MTE.
(m)    MTE has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. MTE has no Liability for Taxes of any Person (other than MTE) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)    MTE will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)    a prepaid amount received on or before the Closing Date;
(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v)    any election under Section 108(i) of the Code.
(o)    MTE is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(p)    MTE has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.
(q)    MTE is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(r)    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of MTE, including limitation arising under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). As of the date hereof, MTE has a net operating loss (“NOL”) in the amount of $63,518,000, which consists of an NOL in the amount of $63,518,000 for the current Tax year and an NOL carryforward in the amount of $63,518,000. All such NOLs arose from the business activities of MTE and were properly reported and preserved for income Tax purposes. After the Closing, all of such NOLs will be available for use by the Company for federal and analogous state income Tax purposes, including pursuant to section 381(a) of the Code, subject to any change of applicable Law or action or inaction by the Company, in each case, that occurs or is taken post-Closing that impacts the utilization. As of the date hereof, no NOLs of MTE are subject to any limitation, restriction or impairment on its use.
(s)    Section 5.16(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which MTE is subject to Tax, is engaged in business or has a permanent establishment. MTE has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. MTE has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
Section 5.17    Books and Records. The minute books and stock record books of MTE, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of MTE contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders of MTE, MTE Board and any committees of MTE Board, and no meeting, or action taken by written consent, of any such stockholders of MTE, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of MTE.

Section 5.18    Related Party Transactions. Except as set forth on Schedule 5.18 of the Disclosure Schedules, no executive officer or director of MTE or any person owning 5% or more of the shares (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon MTE or any of its assets, rights or properties or has any interest in any property owned by MTE or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 5.19    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of MTE.
Section 5.20    No Other Representations or Warranties. Except for the representations and warranties made in this Article V, neither the Investor, MTE nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to MTE, is Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Investor and MTE in this Article V, neither the Investor, MTE nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to MTE, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Company or any of its Representatives in the course of its due diligence investigation of MTE, the negotiation of this Agreement or the course of the Private Placement or any other transactions or potential transactions involving the Company and the Investor.
ARTICLE VI
REGISTRATION RIGHTS
Section 6.01    Shelf Registration Statement.
(a)    Subject to timely receipt of all information reasonably required from the Investor, the Company shall use its reasonable best efforts to file, not later than (i) 45 days after the Closing Date (the "S-3 Filing Deadline"), a Registration Statement on Form S-3 covering the resale of the Registrable Securities issued in exchange for the Cash Purchase Price (subject to any adjustments pursuant to Section 2.04) and MTE (the "Form S-3"), or (ii) if the Company is not eligible to use Form S-3, 90 days after the date hereof (the "S-1 Filing Deadline" and, along with the S-3 Filing Deadline, each, a "Filing Deadline"), a Registration Statement on Form S-1 (a "Form S-1" and, along with a Form S-3, each a "Registration Statement"); provided that the Company shall use its reasonable best efforts to remain qualified to file the Form S-3. As of the date hereof, the Company is qualified to file a Form S-3.
(b)    Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and shall use its commercially reasonable efforts to keep such Registration Statement, or a successor Registration Statement thereto, continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement have been disposed of by the Investor, are no longer Registrable Securities or are available to be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act; provided that in no event shall the Company’s obligation to keep such Registration Statement effective extend beyond the two year anniversary of the date hereof.
(c)    The Company shall promptly notify the Investor by e-mail of the effectiveness of a Registration Statement promptly after the Company telephonically confirms effectiveness with the SEC (but in no event more than two (2) Business Days thereafter). The Company shall file a final prospectus with the SEC to the extent required by Rule 424 under the Securities Act. The "Plan of Distribution" section of such Shelf Registration Statement shall provide for customary permitted means of disposition of Registrable Securities, including agented transactions, sales directly into the market and purchases or sales by brokers. The Company shall use its reasonable best efforts to cause any Registrable Securities offered for resale pursuant to an effective Registration Statement to be listed on Nasdaq, or such other national securities exchange as the common stock of the Company may be listed during the time such Shelf Registration Statement is effective.
Section 6.02    Registration Procedures.
(a)    Requirements. In connection with the Company’s obligations under this Article VI, the Company shall use its commercially reasonable efforts to effect such registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall use its commercially reasonable efforts to:
(i)     (x) furnish to the Investor a copy of and opportunity to comment on the Registration Statement any amendments or supplements thereto, and (y) use good faith efforts to address any comments reasonably requested by the Investor;
(ii)    prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the prospectus as may be reasonably necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities Laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
(iii)    notify the Investor and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) of any written comments by the SEC, or any request by the SEC or other Governmental Entity for amendments or supplements to such Registration Statement or such prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the registration, (b) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any Order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(iv)    as promptly as reasonably practicable notify the Investor when the Company becomes aware of the happening of any event as a result of which such Registration Statement or the prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus or any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, when any issuer free writing prospectus (as defined in Rule 433 under the Securities Act) relating to an offer of the Registrable Securities includes information that may materially conflict with the information contained in such Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Investor, an amendment or supplement to such Registration Statement or prospectus, which shall correct such misstatement or omission or effect such compliance.

(b)    The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.02(a)(iv), the Investor shall discontinue disposition of any Registrable Securities covered by such Registration Statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until such Investor is advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an "Interruption Period") and, if requested by the Company, the Investor shall use commercially reasonable efforts to return to the Company all copies then in its possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Investor thereof. In the event the Company notifies the Investor of an Interruption Period hereunder and in the sole discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to each Investor that such Interruption Period is no longer applicable.
Section 6.03    Required Information. The Company may require the Investor to furnish to the Company such information regarding the distribution of such securities and such other information relating to the Investor and its ownership of Registrable Securities as is required to be included in any Registration Statement as the Company may from time to time reasonably request in writing (provided that such information shall be used only in connection with such registration) and the Company may exclude from such registration or sale the Registrable Securities of the Investor if the Investor fails to furnish such information within a reasonable time after receiving such request. The Investor agrees to furnish such information to the Company and to use commercially reasonable efforts to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement. It is understood and agreed that the obligations of the Company under Article VI are conditioned on the timely provisions of the foregoing information by the Investor and, without limitation of the foregoing, will be conditioned on compliance by the Investor with the following:
(a)    the Investor will, and will cause its Affiliates to, cooperate with the Company in connection with the preparation of the applicable Registration Statement and prospectus and, for so long as the Company is obligated to keep such Registration Statement effective, the Investor will and will cause its Affiliates to, provide to the Company, in writing and in a timely manner, for use in such Registration Statement (and expressly identified in writing as such), all information regarding itself and its Affiliates and such other information as may be required by applicable law to enable the Company to prepare or amend such Registration Statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by the Investor and to maintain the currency and effectiveness thereof;
(b)    during such time as the Investor and its Affiliates may be engaged in a distribution of the Registrable Securities, the Investor will, and will cause its Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause its Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable Registration Statement and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by the Investor or its Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree; and
(c)    the Investor shall, and it shall cause its Affiliates to, (i) permit the Company and its representatives to examine such documents and records and will supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by the Investor and (ii) execute, deliver and perform under any customary agreements and instruments reasonably requested by the Company or its representatives to effectuate such registered offering, including opinions of counsel (which may include opinions of the in-house counsel of the Investor) and questionnaires.
Section 6.04    Confidentiality. Pending any required public disclosure by the Company and subject to applicable legal requirements and the terms of this Agreement, the Parties will maintain the confidentiality of any MNPI contained in all notices and other communications regarding a prospective sale of securities hereunder; provided that the Company will use its reasonable best efforts to exclude any information in such notices and communications that would reasonably be expected to constitute MNPI and that is not required to be provided pursuant to this Agreement.
Section 6.05    Expenses. All expenses incurred in connection with the Company’s compliance with this Article VI, including all registration and filing fees, printing expenses, the fees and expenses of the independent certified public accountants, the fees and expenses of the Company’s legal counsel, transfer agent’s fees, the expense of qualifying such Registrable Securities under state "Blue Sky" Laws, will be borne by the Company.
ARTICLE VII
TAX MATTERS
Section 7.01    Tax Covenants.
(a)    Without the prior written consent of the Company, prior to the Closing, the Investor, MTE, and its Representatives shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of MTE the Company or the surviving company following the consummation of the Merger in respect of any Post-Closing Tax Period. MTE agrees that the Company is to have no liability for any Tax resulting from any action of MTE, any of its Representatives or the Investor taken prior to the Closing. The Investor shall indemnify and hold harmless the Company against any such Tax or reduction of any Tax asset or attribute.
(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (together, “Transfer Taxes”) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Investor when due. Investor shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company shall cooperate with respect thereto as necessary).
Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon MTE shall be terminated as of the Closing Date. After such date neither MTE nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03    Tax Indemnification.
(a)    The Investor shall indemnify MTE, the Company, and each Company Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 5.16; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VIII; (c) all Taxes of MTE or relating to the business of MTE for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which MTE (or any predecessor of MTE) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any Transfer Taxes, (f) any and all Taxes of any person imposed on MTE arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date and (g) the inability of the Company to utilize any NOLs of MTE as a result of any breach of or inaccuracy in any representation or warranty made by Investor in this Agreement (together, the “Indemnified Taxes”). To the extent the Company pays an Indemnified Tax, (including attorneys' and accountants' fees incurred in connection therewith), the Investor shall reimburse the Company for such payment within thirty (30) Business Days.
(b)    Any Losses payable to the Company Indemnitee pursuant to ARTICLE VII shall be satisfied by the Investor; provided, that in the case of any Loss relating to the NOLs of MTE specifically, the Investor shall be required to return to the Company the number of the Shares corresponding to the value of the Loss.
Section 7.04    Tax Returns.
(a)    The Investor shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by MTE that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable by MTE on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)    The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by MTE that are due after the Closing Date, including Tax Returns with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return that includes a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by the Company to Investor (together with schedules, statements and, to the extent requested by Investor, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Investor objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify the Company in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Company and Investor shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Company and Investor are unable to reach such agreement within ten days after receipt by the Company of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Company and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Company and Investor. For the avoidance of doubt, the preparation and filing of any Tax Return of MTE that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of the Company. The Company shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.
Section 7.05    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.06    Contests. The Company agrees to give written notice to Investor of the receipt of any written notice by MTE, the Company or any of the Company's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought against the Investor by the Company pursuant to this Agreement (a "Tax Claim"); provided, that failure to comply with this provision shall not affect the Company's right to indemnification hereunder. The Company shall control the contest or resolution of any Tax Claim; provided, however, that the Company shall consult with the Investor before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Investor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Investor.
Section 7.07    Cooperation and Exchange of Information. The Investor, MTE and the Company shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of MTE. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Investor, MTE and the Company shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of MTE for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of MTE for any taxable period beginning before the Closing Date, Investor, MTE or the Company (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
ARTICLE VIII
COVENANTS
Section 8.01    Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Investor shall, and shall cause MTE to, (x) conduct the business of MTE in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of MTE and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Investor shall cause MTE to:
(a)    pay its debts, Taxes and other obligations when due;
(b)    maintain the properties and assets owned, operated or used by MTE in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(c)    defend and protect its properties and assets from infringement or usurpation;
(d)    perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(e)    maintain its books and records in accordance with past practice;
(f)    comply in all material respects with all applicable Laws; and

(g)    not take or permit any action that would cause any of the changes, events or conditions described in Section 5.08 to occur.
Section 8.02    Blue Sky. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Shares to the Investor pursuant to this Agreement under applicable securities and "Blue Sky" Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Investors on the date hereof. The Company shall timely make all filings and reports relating to the offer and sale of the Private Placement Shares issued hereunder required under applicable securities and "Blue Sky" Laws of the states of the United States following the date hereof. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.02.
Section 8.03    Confidentiality. The Investor acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Investor pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 8.03 shall nonetheless continue in full force and effect.
Section 8.04    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Company shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE IX hereof.
Section 8.05    Publicity. At or before 9:00 a.m., New York City time, on the Business Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, in the form required by the Exchange Act (the "Form 8-K") announcing the entry into this Agreement, disclosing all material terms of the transactions contemplated hereby and any other MNPI that the Company may have provided the Investor at any time prior to the issuance of the Press Release and Form 8-K. Until the first anniversary of the date of this Agreement, the Company and the Investor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investor shall issue any such press release nor otherwise make any such public statement with respect to the transactions contemplated hereby, without the prior consent of the Company, with respect to any press release or public statement of the Investor, or without the prior consent of the Investor, with respect to any press release or public statement of the Company, which consent shall not unreasonably be withheld or delayed; provided, however, that the Company shall be entitled, without the prior approval of the applicable Investor, (i) to make any press release or other public disclosure with respect to such transactions as is required by Law, Order, court process or the rules and regulations of any national securities exchange or national securities quotation system and (ii) to include in any report it files or furnishes with the SEC factual information relating to the Investor, or any of its Affiliates, relating to this Agreement and the transactions contemplated hereby that was previously included in the Press Release, the Form 8-K or a press release or other public statement or disclosure consented to in accordance with this Section 8.05 without the requirement of obtaining any further consent from such Investor.
Section 8.06    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 8.07    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Investor when due. The Investor shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall cooperate with respect thereto as necessary).

Section 8.08    Standstill. The Investor agrees that, for a period of twelve (12) months from the Closing, the Investor, nor any of the Investor’s Representatives will, directly or indirectly do the following: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof or all or substantially all the assets of the Company and its subsidiaries, (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender, or exchange offer, restructuring, recapitalization, or other extraordinary transaction of or involving the Company or any of its subsidiaries or their securities or assets, (iv) form, join, or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of the Company, (v) seek election to, seek to place a representative on, or seek the removal of any director of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the Company, (vii) encourage or assist others to undertake any of the acts specified in clauses (i) through (vi) above, and (viii) sell, transfer or dispose any shares of the Company held by the Investor if such sale, transfer or disposal would reduce the total number of shares of the Company held by the Investor below 3,410,000 (with such minimum number of shares to be held by Investor not including any Shares that are pledged as collateral securing the Promissory Note) (other than pursuant to any pledge agreement entered into between the Investor and a third party commercial lender).
ARTICLE IX
CONDITIONS TO CLOSING
Section 9.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    This Agreement shall have been duly adopted by the Requisite Company Vote.
(b)    The Investor, together with its Affiliates, shall have sufficient ownership in the Company, so that upon the issuance of the Shares, the Investor, together with its Affiliates, shall hold more than 50.0% of the Company.
(c)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 9.02    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Investor contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)    The representations and warranties of MTE contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(c)    The Investor and MTE shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and any Ancillary Agreement to be performed or complied with by them prior to or on the Closing Date.
(d)    The Investor shall have delivered to the Company cash in an amount equal to the Cash Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Company in a written notice to the Investor.
(e)    The Investor shall have delivered to the Company all documents required by Section 2.03(a).
(f)    The Investor shall have caused the termination, through repayment, conversion or other manner acceptable to the Company, of the Shareholder Loans, such that, at Closing, MTE has no Indebtedness, which termination of such loans shall be in a form and manner reasonably satisfactory to the Company.
Section 9.03    Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Investor’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of the Company contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Investor’s ability to consummate the transactions contemplated hereby.
(b)    The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and any Ancillary Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    The Company shall have delivered evidence of book-entry transfer of the Shares to Investor, upon receipt of the Cash Purchase Price and Promissory Note and consummation of the Merger, delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.
ARTICLE X
INDEMNIFICATION
Section 10.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 5.16 which are subject to ARTICLE VII) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 5.01, Section 5.02(a), Section 5.04, Section 5.05, and Section 5.19, shall survive indefinitely and the representations set forth in Section 5.16, which are subject to ARTICLE VII, shall survive until the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying

Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 10.02    Indemnification By the Investor. Subject to the other terms and conditions of this ARTICLE X, the Investor shall indemnify and defend each of the Company and its Affiliates (including MTE and the surviving company following the Merger) and their respective Representatives (collectively, the "Company Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of MTE contained in this Agreement or in any certificate or instrument delivered by or on behalf of MTE pursuant to this Agreement (other than in respect of Section 5.16, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Investor or MTE pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII); and
(c)    any of the matters specified in Section 10.02 of the Disclosure Schedules.
Section 10.03    Certain Limitations. The indemnification provided for in Section 10.02 shall be subject to the following limitations:
(a)    Except for Fraud or willful misconduct, the aggregate amount of all Losses for which the Investor shall be liable pursuant to Section 10.02(a) shall not exceed 20% the Purchase Price.
(b)    Notwithstanding the foregoing, the limitations set forth in Section 10.03(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04 and Section 5.19; provided that in no event (other than Fraud or willful misconduct) shall Investor be liable hereunder for Losses pursuant to Section 10.02(a) in excess of the Purchase Price.
(c)    For purposes of this ARTICLE X, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 10.04    Indemnification Procedures. The party making a claim under this ARTICLE X is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE X is referred to as the "Indemnifying Party". For purposes of this ARTICLE X, (i) if the Company (or any other the Company Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Investor, and (ii) if the Company comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Investor.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Investor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of MTE, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. the Investor and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to MTE's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of MTE (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 5.16 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.
Section 10.05    Payments.
(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE X, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
(b)    In the event of a Loss payable to the Investor by the Company, the Company may elect in its sole discretion to decrease the principal amount under the Promissory Note to offset the amount of the Loss.
Section 10.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 10.07    Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE X. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.07 shall limit any Person's right to seek any remedy on account of Fraud by any party hereto.

ARTICLE XI
TERMINATION
Section 11.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Investor and the Company;
(b)    by either the party if the transactions contemplated by this Agreement have not been consummated on or before March 31, 2023; provided that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose breach of the Agreement results in the failure of the transactions to be consummated by such time;
(c)    by the Company upon written notice to the Investor if there is an increase in the Nasdaq closing stock price of the Company of 15% or more, sustained for a period of 15 consecutive Business Days or more;
(d)    by the Investor upon written notice to the Company if there is a decrease in the Nasdaq closing stock price of the Company of 15% or more, sustained for a period of 15 consecutive Business Days or more;
(e)    by the Company, if there is a Material Adverse Effect relating to MTE, and by the Investor, if there is a Material Adverse Effect relating to the Company;
(f)    by the Investor or the Company in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 11.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this ARTICLE XI and ARTICLE XII hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 12.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

If to the Investor:	Azzurro Capital Inc. c/o First Rock Trustees Limited Sovereign Place 117 Main Street Gibraltar Attention: John Blake Email: jblake@sovereigngroup.com
with a copy to:	Morrison Cohen LLP 909 Third Avenue New York, NY 10022 Attention: Matthew Friedman E-mail: mfriedman@morrisoncohen.com
If to the Company:	590 Madison Avenue, 35th Floor New York, NY 10022 E-mail: csindoni@travelzoo.com Attention: Christina Sindoni Ciocca, General Counsel and Head of Global Functions
with a copy to:	Ballard Spahr LLP 1735 Market Street Philadelphia, PA 19103 E-mail: jaslowp@ballardspahr.com Attention: Peter Jaslow
Section 12.03    Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 12.04    Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 12.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 12.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 12.07    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 12.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 12.09    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 12.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 12.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY

WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11(c).
Section 12.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AZZURRO CAPITAL INC.
By_____________________ Name: Title:
TRAVELZOO
By_____________________ Name: Title:

EXHIBIT A
FORM OF MERGER AGREEMENT

EXHIBIT B
FORM OF PROMISSORY NOTE